Exhibit 99.1- Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

ESTeem Wireless Modems shipment for Bogota Colombia for Wireless Network

KENNEWICK, WASHINGTON --- November 1, 2007 --- Electronic Systems Technology, Inc. (EST) (OTC: ELST), dba ESTeem Wireless Modems, manufacturer of the ESTeem(tm) product line of narrow band licensed, Ethernet Licensed, and Ethernet Unlicensed wireless modems, today announced shipment of ESTeem Model 195Eg to Colombia for use in the Energy sector valued at approximately $200,000.

The ESTeem 195Eg wireless modem network provides 54 Mbps RF data rate in the 2.4 GHz unlicensed spectrum. Utilizing an advanced, industrial hardened case, the 195Eg can be field deployed and directly outdoor pole mounted. With Power over Ethernet capability and internal lightning arrestor, expensive feedlines and external lightning arrestors can be eliminated, reducing system cost and signal-loss.

The 195Eg has the integral digi-repeater feature that creates a Mesh network without hardwiring individual Access Points to further reduce the cost of large scale wireless networks and allow ease of installation. The 195Eg can also be used as a mobile Client in the wireless Mesh network for seamless roaming.

“The 5 to 7 mile range, programming flexibility, ease of installation and mobility can solve many problems for large geographical applications and harsh environments in the energy sector in Colombia,” states Tom Kirchner, President. “The Model 195Eg provides Ethernet data rates to applications that historically use low speed narrow band and spread spectrum radios”, adds Kirchner.

The typical return on investment for the ESTeem wireless LAN is 6 months to 2 years depending on the application. With the increased bandwidth available from the Model 195Eg, other devices can be layered on a user’s wireless LAN such as video monitoring and Voice over IP for remote emergency phone needs.

Electronic Systems Technology, a publicly held Corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM